NEWS RELEASE
Investor Contact: Joseph Krocheski, Joseph.Krocheski@molinahealthcare.com, 562-951-8382
Media Contact: Caroline Zubieta, Caroline.Zubieta@molinahealthcare.com, 562-951-1588
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Molina Healthcare Announces the Closing of its Acquisition of Affinity Health Plan

Long Beach, Calif., Oct. 25, 2021 – Molina Healthcare, Inc. (NYSE: MOH) (“Molina”) announced today that its acquisition of Affinity Health Plan closed on October 25, 2021. As of September 30, 2021, Affinity served approximately 310,000 members.

About Molina Healthcare
Molina Healthcare, Inc., a FORTUNE 500 company, provides managed healthcare services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through its locally operated health plans, Molina Healthcare served approximately 4.7 million members as of June 30, 2021. For more information about Molina Healthcare, please visit molinahealthcare.com.